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                                  EXHIBIT 99.17

       FORM OF ADDENDUM TO STOCK OPTION AGREEMENT (INVOLUNTARY TERMINATION
          FOLLOWING A CHANGE IN CONTROL) FOR MESSRS. SADR AND WEISMAN

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT

               The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated February __, 2000 (the "Option Agreement") by and between ACT Networks, Inc. (the "Corporation") and ____________ ("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                        INVOLUNTARY TERMINATION FOLLOWING
                                CHANGE IN CONTROL

               1. The Option Shares shall not vest, and the Corporation's repurchase rights shall not lapse, on an accelerated basis upon the occurrence of a Change in Control, and the Option Shares shall, over Optionee's period of Service following the Change in Control, continue to vest in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following the Change in Control, all the Option Shares at the time subject to the Option but not otherwise vested shall automatically vest in full and the Corporation's repurchase rights shall immediately lapse so that the Option shall immediately become exercisable for all of the Option Shares as fully-vested shares and may be exercised for any or all of those vested Option Shares. The Option shall remain exercisable for such vested Option Shares until the earlier of (i) the Expiration Date or (ii) the expiration of the one
(1)-year period measured from the effective date of the Involuntary Termination, whereupon the Option shall terminate and cease to be outstanding.

               2. For purposes of this Addendum, a CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

                   (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

                  (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or
        (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

               3. The provisions of Paragraph 1 of this Addendum shall govern the period for which the option is to remain exercisable following the Involuntary Termination of Optionee's Service within eighteen (18) months after the Change in Control and shall supersede any provisions to the contrary in the Option Agreement.

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               IN WITNESS WHEREOF, ACT Networks, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                                            ACT NETWORKS, INC.

                                            By:
                                               ---------------------------------

                                            Title:  CEO and President



                                            Optionee:
                                                     ---------------------------

                                            Address:
                                                    ----------------------------


                                            ------------------------------------


EFFECTIVE DATE: FEBRUARY __, 2000